Exhibit 99.1

Focus Enhancements Reports Third Quarter 2003 Results; Company Reaches Revenues of $10.8 Million and Achieves Profitability of $0.01 Per
Share

    CAMPBELL, Calif.--(BUSINESS WIRE)--Nov. 4, 2003--FOCUS Enhancements, Inc. (Nasdaq:FCSE), a worldwide leader in video production and conversion technology, today announced its financial results for the third quarter and nine months ended September 30, 2003.
    Revenue for the third quarter was $10.8 million, compared to $4.1 million reported for the third quarter 2002 and $4.3 million for the second quarter of 2003. As expected, gross margin for the third quarter was 31 percent due to the heavily weighted sales of the FS454 chip to Microsoft. Net income for the quarter was $532,000 or $0.01 per share versus a net loss of $1.5 million or $0.04 per share for the third quarter 2002 and a net loss of $770,000 or $0.02 per share in the second quarter of 2003. Cash and cash equivalents were $2.2 million at September 30, 2003 versus $162,000 for the second quarter of 2003 and $720,000 for the comparable third quarter of 2002.
    Brett Moyer, president and CEO of FOCUS Enhancements, stated, "While our third quarter results certainly benefited from our recent orders for FS454 chips for the Xbox(R), we also executed on our strategy to grow revenues in other key product lines. As projected, the convergence semiconductor chips and FireStore DV disk recorder product line increased revenues, while our consumer product line showed a larger than anticipated decrease in educational sales, due to budgetary pressures at the state and local governmental levels. Our Systems group launched a successful marketing campaign for our new line of FireStore products, propelling sales from approximately $100,000 in the second quarter, to $750,000 this quarter. We also completed the acquisition of DVUnlimited, which provides additional functionality to our FireStore product line and supports our lead in Direct To Edit (DTE) technology."
    Revenue for the first nine months of 2003 was $19.2 million, compared to $13.4 million reported for the same period of 2002. Net loss for the first nine months of 2003 was $1.2 million or $0.03 per share compared to a net loss of $4.7 million or $0.13 per share for the same period of 2002.

    Business Outlook

    Some of the following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. Continuing uncertainty in economic conditions makes it particularly difficult to predict product demand and other related matters.
    Gary Williams, CFO of FOCUS Enhancements, stated, "The combination of increasing sales and carefully controlling expenses lifted FOCUS Enhancements into profitability in the third quarter. In addition, we secured financing and received proceeds from the exercise of options and warrants, improving our cash position in the quarter from $162,000 at the end of the second quarter to $2.2 million. We also entered into an agreement with Carl Berg, a Director, to convert $4.3 million in indebtedness, or all of our long-term debt, based on our most recent balance sheet, into equity. Mr. Berg's conversion is expected to occur in March 2004 and has been factored into our previous diluted shares guidance."
    Moyer continued, "In addition to our improved financial performance, FOCUS Enhancements gained recognition from our peers within the industry. Our vision of bringing superior video quality to OEM manufacturers and consumer electronics is coming to fruition. The FireStore product line continues to increase its revenue contribution, and we see this high-margin product fueling overall revenue growth for several quarters ahead."
    "Looking forward, we anticipate revenues for each of the next two quarters will range between $7 and $8.5 million. We anticipate both quarters to continue to be profitable and expect to earn approximately $0.01 EPS. During the fourth quarter, we anticipate gross margin approaching 40 percent as the Microsoft business decreases due to seasonality and our higher margin convergence chips and FireStore product revenues increase. Lastly, we expect to see continued cash flow improvement in the fourth quarter and end the year with a cash balance exceeding $3.0 million."

    Recent Business Highlights
    Semiconductor Business:

    -- Began shipping the FS454 chip to Xbox(R) and continued to receive additional weekly purchase orders.

    -- Announced the Linksys(R) Wireless-B Media Adapter began shipping with the FS450 providing video processing for its TV-out functionality.

    -- Received 20 new semiconductor design starts and 9 design wins for the third quarter of 2003 compared to 23 design starts and 12 design wins in the third quarter of 2002. 10 new customer products went into production during the third quarter versus 5 during the second quarter.

    -- Announced Intel(R) chose the FS454 video processor chip to provide TV-out for its latest low-cost, consumer-oriented, set top box platform, the Intel 815 Digital Set-Top Box Reference Design. Wyse(R) Technology was the first OEM manufacturer to select the reference design for its set-top box. The FS454 will enable delivery of DVD quality video straight from the Internet or a central media server to an analog or digital television set through Wyse's design.

    -- Expanded our Taiwanese operations by hiring a twenty-year semiconductor industry veteran, David Huang, as Director of Semiconductor Sales Asia-Pacific to take advantage of increasing semiconductor design wins and new partnerships in the region.

    -- Motorola integrated the FS453 Video Processor into its i.MX DragonBall processor platform design kit, allowing the platform to serve a new generation of wireless information appliances and media adapters that will rely on TV an alternative display.

    Systems Business:

    -- Began distributing the FireStore FS-3 product with DTE technology through the company's worldwide dealer and distributor network, and JVC Professional Products Company began distributing the FireStore DR-DV5000 disk-recording module worldwide.

    -- Acquired the assets of DVUnlimited, a privately held, sole proprietorship to increase digital video (DV) file and standards conversion technology. This product has been announced as the FireStore DV Conversion Suite, and will be shipping to customers worldwide during the fourth quarter.

    -- Received two awards at this year's CEDIA Expo for the CenterStage CS-1 and CS-HD line of video processors. The CS-1 was awarded the Scaler Of The Year Award from The Perfect Vision magazine based on its performance, innovation and value. The CenterStage CS-HD received the EXCITE Award, given for Excellence in Custom-Install Products by Custom Retailer magazine.

    Investor Conference Call

    The company will host a shareholder conference call to discuss the third quarter 2003 results on Tuesday, November 4, 2003 at 1:30 pm PST, after which management will host a question and answer session. To participate, please log onto www.FOCUSinfo.com or dial 706-634-0182, at least 10 minutes prior to the call and ask to be connected to the FOCUS Enhancements conference call. A replay of the call will be available on FOCUS Enhancements' web site, www.FOCUSinfo.com through December 3, 2003. A telephone replay will be available through November 6, 2003; dial 706-645-9291, and enter access code 3381406.

    About FOCUS Enhancements, Inc.

    FOCUS Enhancements, Inc. (Nasdaq:FCSE) is a leading designer of world-class solutions in advanced, proprietary video technology. Headquartered in Campbell, CA, FOCUS Enhancements designs, develops, and markets video solutions in two distinct markets: advanced proprietary video conversion integrated circuits (ICs) and affordable, high quality, digital-video conversion and video production equipment. Semiconductor IC products include designs for PCs, game cards, internet, set-top boxes, Internet appliances, and interactive TV applications, and they are sold directly to original equipment manufacturers (OEMs). FOCUS Enhancements' complete line of video presentation and video production devices are sold globally through resellers and distributors to the broadcast, education, cable, business, industrial, presentation, Internet, gaming, home video production and home theater markets. More information on FOCUS Enhancements may be obtained from the company's SEC filings, or by visiting the FOCUS Enhancements home page at http://www.FOCUSinfo.com.

    Statements about future results and other expectations constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The Company cautions that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. A number of factors in addition to those discussed above could cause actual results to differ materially from expectations. Demand for FOCUS' Enhancements products, which impacts revenue and the gross margin percentage, is affected by business and economic conditions and changes in customer order patterns. Revenue and the gross margin percentage are affected by pricing pressures and other competitive factors, as well as market acceptance of FOCUS' Enhancements new products and the development and timing of compelling applications that take advantage of the features of certain of our products. Future revenue is also dependent on continuing technological advancement, including developing and implementing new and strategic products, as well as the timing of new product introductions and sustaining and growing new businesses. The gross margin percentage could also be affected by the execution of the manufacturing ramp, excess or obsolete inventory, variations in inventory valuation and impairment of manufacturing assets. Such projections are based upon many factors and are inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of management of FOCUS Enhancements. Important assumptions and other important factors, including risk factors, that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company's Form 10-KSB for the year ended December 31, 2002 and other filings with the SEC. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.



                       FOCUS Enhancements, Inc.
                 Condensed Consolidated Balance Sheets
                 (in thousands, except per share data)
                              (unaudited)


                                           September 30,  December 31,
                                               2003          2002
                                           -------------  ------------

                      ASSETS
Current assets:
 Cash and cash equivalents                    $ 2,203      $ 1,310
 Accounts receivable, net of allowances
  of $386 and $403 at September 30, 2003
  and December 31, 2002, respectively           4,608        1,628
 Inventories                                    4,225        2,350
 Prepaid expenses and other current assets        353          185
                                              --------     --------
   Total current assets                        11,389        5,473

Property and equipment, net                       144          191
Capitalized software development costs             --           40
Other assets                                       56           86
Intangibles, net                                  773        1,053
Goodwill                                        5,191        5,191
                                              --------     --------
   Total assets                               $17,553      $12,034
                                              ========     ========

     LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Obligations under capital leases, current
  portion                                     $     8      $    44
 Accounts payable                               4,540        1,860
 Accrued liabilities                            2,022        2,018
                                              --------     --------
   Total current liabilities                    6,570        3,922

Convertible notes payable to stockholder        3,867        3,867
Obligations under capital leases, non-current      --            1
                                              --------     --------

   Total liabilities                           10,437        7,790
                                              --------     --------



Stockholders' equity
 Preferred stock, $.01 par value;
  authorized 3,000,000 shares; 1,904
  shares issued at September 30, 2003 and
  December 31, 2002 (aggregate liquidation
  preference $2,267)                               --           --
 Common stock, $.01 par value; 60,000,000
  shares authorized, 41,792,817 and
  37,560,537 shares issued at September
  30, 2003 and December 31, 2002,
  respectively                                    418          376
 Additional paid-in capital                    69,979       65,940
 Accumulated deficit                          (62,531)     (61,323)
 Deferred compensation and price protection        --          (49)
 Treasury stock at cost, 497,055 and
  450,000 shares at September 30, 2003
  and December 31, 2002, respectively            (750)        (700)
                                              --------     --------
 Total stockholders' equity                     7,116        4,244
                                              --------     --------
   Total liabilities and stockholders'
    equity                                    $17,553      $12,034
                                              ========     ========


                       FOCUS Enhancements, Inc.
            Condensed Consolidated Statements Of Operations
               (in thousands, except per share amounts)
                              (unaudited)



                           Three Months ended       Nine Months ended
                             September 30,            September 30,
                           -------------------     -------------------
                             2003       2002          2003      2002
                           ---------  --------     ---------  --------
Net product revenues        $10,762    $4,091       $19,153   $12,602
Contract revenues                --        --            --       759
                           ---------  --------     ---------  --------
 Total net revenues          10,762     4,091        19,153    13,361

Cost of revenues:
 Products                     7,469     2,659        12,312     8,099
 Contract                        --        --            --       499
                           ---------  --------     ---------  --------
 Total cost of revenues       7,469     2,659        12,312     8,598
                           ---------  --------     ---------  --------

 Gross profit                 3,293     1,432         6,841     4,763
                           ---------  --------     ---------  --------

Operating expenses:
 Sales, marketing and
  support                     1,103     1,141         3,190     3,857
 General and administrative     417       423         1,230     1,638
 Research and development     1,070     1,042         3,174     3,007
 Amortization expense           132       217           436       725
 Restructuring (recovery)
  expense                        --        96           (29)       96
                           ---------  --------     ---------  --------

   Total operating expenses   2,722     2,919         8,001     9,323
                           ---------  --------     ---------  --------

   Net Income (Loss) from
   operations                   571    (1,487)       (1,160)   (4,560)

 Interest expense, net          (46)      (57)         (150)     (174)
 Other income, net                7        --           104        24
                           ---------  --------     ---------  --------

   Loss before income taxes     532    (1,544)       (1,206)   (4,710)


 Income tax expense              --        --             2        --
                           ---------  --------     ---------  --------

   Net Income (Loss)           $532   $(1,544)      $(1,208)  $(4,710)
                           =========  =========    =========  ========

Income (Loss) per common
 share:
 Basic                        $0.01    $(0.04)       $(0.03)   $(0.13)
                           =========  =========    =========  ========
 Diluted                      $0.01    $(0.04)       $(0.03)   $(0.13)
                           =========  =========    =========  ========

Weighted average common
 shares outstanding:
 Basic                       40,159    35,777        38,150    35,428
                           =========  =========    =========  ========
 Diluted                     48,755    35,777        38,150    35,428
                           =========  =========    =========  ========

    CONTACT: Lippert/Heilshorn & Associates
             Lillian Armstrong, 415-433-3777 (Investor Relations)
             Kirsten Chapman, 415-433-3777 (Investor Relations)
             Brendan Lahiff, 415-433-3777 (Investor Relations) www.FOCUSinfo.com